Exhibit 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-110552 and 333-131455) and S-8 (Nos. 333-114897 and 333-118771) of Access National Corporation of our reports dated March 27, 2009, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in the Annual Report on Form 10-K for the year ended December 31, 2008.
          /s/
BDO Seidman, LLP
Richmond, Virginia
March 27, 2009